Exhibit 10.5

HILLENBRAND, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Non-Employee Director)

Summary of Restricted Stock Unit Grant

Hillenbrand, Inc. (the “Company”) grants to the Director named below, in accordance with the terms of the Hillenbrand, Inc. Amended and Restated Stock Incentive Plan (the “Plan”) and this Restricted Stock Unit Award Agreement (the “Agreement”), the following number of Restricted Stock Units, on the Grant Date set forth below:

Name of Director:	____________________________________

Number of Stock Units:	_______________

Grant Date:	February ___, 20__

Terms of Agreement

1.            Restricted Stock Units. Each Restricted Stock Unit shall represent the contingent right to receive one share of the Company’s common stock (the “Common Stock”), subject to the terms and conditions of this Agreement. The Restricted Stock Units shall be credited in a book entry account established for the Director until payment in accordance with Section 4 hereof (or forfeiture in accordance with Section 3 hereof). Any cash dividend the Company pays on Common Stock prior to payment of the Restricted Stock Units will be deemed reinvested in additional units (including fractional units) on the date of such dividend payment. Such cash dividends shall be deemed reinvested at a price equal to the “Fair Market Value” of the Common Stock, as defined in the Plan. The number of Restricted Stock Units, and the number and kind of shares of Common Stock payable pursuant to this Agreement, shall be subject to adjustment as provided in the Plan.

2.            Vesting of Restricted Stock Units.

(a)            The Restricted Stock Units shall vest in full if the Director continues to serve on the Board of Directors of the Company (the “Board”) from the Grant Date until the earlier of (i) the first anniversary of the Grant Date, or (ii) the time immediately prior to the commencement of the first annual meeting of the Company’s shareholders that occurs in the year after (not including) the Grant Date (the “Vesting Date”).

(b)            Notwithstanding the provisions of Section 2(a) above, the Restricted Stock Units shall immediately become vested (i) in full if, prior to the Vesting Date, (A) the Director dies or becomes permanently disabled (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) while serving on the Board, or (B) a Change in Control occurs while the Director is serving on the Board; or (ii) pro rata through the date that the Director ceases to be a Director if, prior to the Vesting Date, the Director retires, resigns, or declines to stand for reelection.

3.            Forfeiture of Restricted Stock Units. Any unvested Restricted Stock Units (including without limitation any right to dividend equivalents described in Section 1 hereof) shall be forfeited automatically without further action or notice if the Director ceases to serve on the Board other than as provided in Section 2(b) above.

4.            Payment. If the Restricted Stock Units become vested, the Company shall deliver to the Director (or the Director’s estate in the event of death) the shares of Common Stock underlying the vested Restricted Stock Units (including reinvested dividend equivalents) within (a) one business day following that date on which the Director ceases to be a member of the Board other than in the case of a Change in Control or due to death or disability (as defined in Section 409A of the Code), or (b) in the case of a Change in Control or the Director’s death or disability (as defined in Section 409A of the Code), within 15 calendar days thereafter. Any fractional shares of Common Stock deliverable hereunder shall be rounded up to the next whole share.

5.             No Rights as Stockholder. The Director shall have no rights as a stockholder (including, without limitation voting rights) with respect to any shares of Common Stock covered by the Restricted Stock Units until the shares of Common Stock are delivered to the Director as provided herein.

6.            Transferability. The Restricted Stock Units shall be non-transferable and may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered. No such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by a voluntary act of the Director or any agent of the Director or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company, its successors or any agent thereof. The amounts payable under this Agreement shall be exempt from the claims of creditors of the Director and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law. Notwithstanding the foregoing, the Board may permit the Director to designate one or more beneficiaries to receive payment of the Restricted Stock Units in the event of the Director’s death.

7.            Unfunded, Unsecured Obligation. The Company’s obligations under the Restricted Stock Units, the Plan and this Agreement constitute an unfunded, unsecured promise to deliver shares of Common Stock to the Director in accordance with all applicable provisions of this Agreement and the Plan. Neither the Restricted Stock Units, this Agreement nor the Plan shall be considered to create an escrow account, trust fund or other funding arrangement of any kind, or a fiduciary relationship between the Director and the Company. The Director’s right to enforce the Company’s obligations hereunder shall be the same as, shall not be greater than, the right of enforcement of an unsecured general creditor of the Company.

8.            No Right to Reelection. Nothing contained in this Agreement shall confer upon the Director any right to be nominated for reelection by the Company’s shareholders, or any right to remain a member of the Board for any period of time, or at any particular rate of compensation.

9.            Successors and Assigns. Without limiting Section 6 above, this Agreement shall inure to the benefit of and be enforceable by the Director’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10.         Amendments. Subject to the terms of the Plan, the Board may modify this Agreement upon written notice to the Director. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall impair the rights of the Director under this Agreement without the Director’s consent unless the Board determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

11.          Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12.         Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock Units.

13.          Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Indiana, without giving effect to the principles of conflict of laws thereof.

14.          Data Privacy. In conjunction with the Company’s grant of the Restricted Stock Units and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Restricted Stock Units, the Director expressly and explicitly consents to the personal data activities as described herein.

(a)            Data Collection, Processing and Usage. The Company will collect, process and use certain personal information about the Director (“Data”) for the exclusive purpose of implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of the Data is the Director’s consent.

(b)            Stock Plan Administration Service Providers. The Company transfers the Data to Fidelity Stock Plan Services LLC, a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Provider”). In the future, the Company may select a different Stock Plan Provider and share the Data with another company that serves in a similar manner. The Stock Plan Provider will open an account for the Director to receive and trade shares of Common Stock acquired under the Plan. The Director will be asked to agree to separate terms and data processing practices with the Stock Plan Provider, which is a condition of the Director’s ability to participate in the Plan.

(c)            Voluntariness and Consequences of Consent, Denial or Withdrawal. The Director’s participation in the Plan and the Director’s consent hereunder is purely voluntary. The Director may deny or withdraw his or her consent at any time. If the Director does not consent, or if the Director later withdraws his or her consent, the Director may be unable to participate in the Plan. This would not affect the Director’s existing service on the Board; instead, the Director merely may forfeit the opportunities associated with participation in the Plan.

(d)            Data Retention. The Director understands that the Data will be held only as long as is necessary to implement, administer and manage the Restricted Stock Units and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains the Data longer, it would be to satisfy the Company’s legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable laws, rules and regulations.

(e)            Data Subject Rights. The Director understands that the Company may have the right under applicable law to (i) access or copy the Data that the Company possesses, (ii) rectify incorrect Data, (iii) delete the Data, and (iv) restrict processing of the Data.

15.          Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units or other awards granted to the Director under the Plan by electronic means. The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.         Acceptance of Award. The Director shall be deemed to have accepted the award of Restricted Stock Units on the terms, and subject to the conditions, set forth in the Plan and in this Agreement unless the Director provides written notice (including by means of electronic communication) to the Company, within 30 calendar days following the Grant Date, stating that the Director does not wish to accept the award. Any such notice must be sent either to the Stock Plan Provider in accordance with its applicable procedures or to the Company to the attention of the Office of General Counsel, Hillenbrand, Inc., One Batesville Blvd., Batesville, IN 47006 or to the Company-provided email address of the General Counsel. Upon the Company’s receipt of any such notice, this Agreement will automatically terminate and neither the Company nor any of its affiliates shall have any further obligations to the Director under this Agreement. The terms and conditions of the Plan and this Agreement constitute a legal contract that will bind both the Director and the Company as soon as the Director is deemed to have accepted the award as set forth above.

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